Exhibit 99.1

FOR IMMEDIATE RELEASE

New Era Helium and Sharon AI Finalize Newly Created Joint Venture, Texas Critical Data Centers LLC, To Build 250MW Net-Zero Energy Data Center in the Permian Basin

MIDLAND, Texas–January 21, 2025. New Era Helium, Inc. (Nasdaq:NEHC) (“NEH,” “New Era Helium” or the “Company”), an exploration and production (E&P) company sourcing helium produced in association with natural gas reserves within the Permian Basin, is pleased to announce the finalization of its previously announced 50/50 joint venture (“JV”) with Sharon AI, Inc. (“Sharon AI”), a High-Performance Computing business specializing in Artificial Intelligence, Cloud GPU Compute Infrastructure, and Cloud Storage. The newly created joint venture, named Texas Criticial Data Centers (“TCDC”), LLC will be a collaboration to fund, develop, and construct a cutting-edge 250MW net-zero energy data center within the Permian Basin.

A Groundbreaking Partnership for Clean Energy and AI/HPC

In December 2024, the two companies executed a binding letter of intent (LOI) to develop and operate a 250MW net-zero energy data center in the Permian Basin [read here]. This milestone agreement marks a significant leap in leveraging clean energy for AI/HPC-driven industries.

New Era Helium is currently negotiating with Texas Critical Data Centers LLC a long term offtake gas supply agreement which is expected to be finalized within the next 30 days. The details of the gas supply agreement will provide New Era Helium a fixed price for its natural gas over a five-year period plus three options of an additional five years each, for a total of 20 years. This ensures the large-scale data center project will benefit from low-cost, net-zero energy as well as long-term energy price stability, which makes the project strategically well positioned to address the rising energy demands of AI/HPC workloads.

Texas Critical Data Centers LLC currently has multiple sites identified within the Permian Basin that will allow it to access New Era Helium’s natural gas via various existing gas transmission lines while siting the data center in close proximity to existing fibre optic cable and associated infrastructure. It is also working to identify the most efficient manner to access cetain 45Q Tax Credits associated with Carbon Capture Utilization and Storage “CCUS”. The ability to capture the anthroprogenic CO2 and dispose of it will help make this data center a true first of its kind.

The next major goal for this collaboration will be the announcement of the final site selection of the 250MW net-zero energy data center. Both New Era Helium and Sharon AI expect this to be announced in Q1 2025. Further announcements pertaining to other certain critical aspects of the joint venture will also be released as they become available.

These next milestones will include certain entitlements for the site, selection of power generation and CO2 capture technology, as well as ongoing conversations with offtake partners, which may include hyperscalers and other large energy users.

E. Will Gray II, CEO of New Era Helium, Inc. commented: “The creation of Texas Critical Data Centers, LLC reflects our goal of building innovative energy infrastructure to support the growing needs of the AI/HPC-driven digital world. By combining our expertise in helium and clean energy with Sharon AI’s cutting-edge computing technologies, we’re setting a new standard for sustainability and innovation.”

Wolf Schubert, CEO of Sharon AI Inc. added: “We are excited to be rapidly progressing our Texas Critical Data Centers LLC joint venture with New Era Helium given the high demand in the US for large-scale, low-cost, net-zero energy data centers, which are essential for powering AI/HPC workloads. “

About New Era Helium, Inc.

New Era Helium, Inc. is an exploration and production company that sources helium produced in association with the production of natural gas reserves in North America. The company currently owns and operates over 137,000 acres in Southeast New Mexico and has over 1.5 billion cubic feet of proved and probable helium reserves. For more information, visit www.newerahelium.com. Follow New Era Helium on LinkedIn and X.

Investor and Media Contact:

Investor Relations

Jonathan.Paterson@harbor-access-com

Tel +1 475 477 9401

About Sharon AI, Inc

Sharon AI, Inc., is a High-Performance Computing company focused on Artificial Intelligence, Cloud GPU Compute Infrastructure & Data Storage. Sharon AI has a hybrid operational model that sees it deploy in Tier III & Tier IV co-location data centers as well as design, build and operate its own proprietary specialized data center facilities.

With the expected addition of NVIDIA H200’s to the company’s GPU fleet in 2025, Sharon AI will be able to offer a wide range of AI/HPC GPUs as a Service (GPUaaS), including NVIDIA H200, H100, L40S, A40, RTX3090 and AMD MI300X.

For GPU-as-a-Service sales enquiries, please click here.

For more information, visit: www.sharonai.com

Media Contact:

info@sharonai.com

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, as to the accuracy, completeness or updated status of such statements. Therefore, in no case whatsoever will the Company and its affiliates be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or for any related damages. There is no guarantee that New Era Helium and Texas Critical Data Centers LLC will actually enter into the long term offtake gas supply agreement mentioned in this press release and materialize the benefits therefrom.